Exhibit 10.33

Execution Version

AMENDED AND RESTATED

SALE COOPERATION AGREEMENT

THIS AMENDED AND RESTATED SALE COOPERATION AGREEMENT (the “Agreement”) is hereby entered into as of October 6, 2020 (the “Restated Effective Date”), by and between F45 Training Holdings Inc. a Delaware corporation (including its successors and assigns, collectively, the “Company”), Robert B. Deutsch (“Deutsch”), Adam J. Gilchrist (“Gilchrist”), MWIG LLC, a Delaware limited liability company (the “Investor”) and each of the Company, Deutsch, Gilchrist and the Investor, a “Party” and, collectively, the “Parties”), subject to the terms and conditions set forth herein.

WHEREAS, Deutsch holds 13,050,000 shares of the common stock of the Company, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Company, Deutsch, Gilchrist, the Investor and the 2M Trust (collectively, the “Stockholders”) entered in to that certain Stockholders’ Agreement, dated as of March 15, 2019 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Stockholders’ Agreement”) with respect to certain rights and obligations of Deutsch as a holder of his 13,050,000 shares of Common Stock (collectively, the “Shares”) and founder of the Company (a “Founder”);

WHEREAS, Deutsch served as an employee of the Company from 2013 and as a member of the Company’s Board of Directors (“Board”) through and until February 17, 2020, and entered into that certain Transaction Bonus Agreement with the Company, dated as of February 17, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Transaction Bonus Agreement”), and that certain Non-Disclosure, Non-Disparagement, and Confidentiality Agreement , dated as of February 17, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Non-Disclosure Agreement”), in connection with the conclusion of his service to the Company as an employee and director;

WHEREAS, the Parties entered into that certain Sale Cooperation Agreement, dated as of April 29, 2020 (the “Original Agreement”), in order to establish, from and after the date of the Original Agreement (the “Effective Date”), orderly procedures for a potential sale, merger or recapitalization of the Company, whether through a sale of shares, merger, consolidation, redemption or other such transaction (a “Liquidity Transaction”);

WHEREAS, in the course of pursuing a Liquidity Transaction, (i) the Company entered into that certain Agreement and Plan of Merger, dated June 24, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Business Combination Agreement”), by and among Crescent Acquisition Corp, a Delaware corporation (“Crescent”), Function Acquisition I Corp, a Delaware corporation and a direct, wholly owned subsidiary of Crescent (“First Merger Sub”), Function Acquisition II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Crescent (“Second Merger Sub”), the Company and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the stockholders of the Company (the “Stockholder Representative”) with respect to a business combination of the Company and Crescent through the merger of the Company and First Merger Sub, and the subsequent merger of such surviving corporation and Second Merger Sub (the “Business Combination”); (ii) each of the Stockholders entered into a Support Agreement, dated June 24, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Support Agreement”), by and among, the Company, Crescent, such Stockholder and the Stockholder Representative, and (iii) the Parties amended the Original Agreement pursuant to that certain Amendment No. 1 to the Sale Cooperation Agreement, dated June 24, 2020 (the “First Amendment”), by and among the Company, Deutsch, Gilchrist and the Investor; and

WHEREAS, the Parties desire to amend and restate the Original Agreement, as amended by the First Amendment in the entirety pursuant to Section 9(d) of the Original Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the Parties agree as follows:

W I T N E S S E T H

1.	Standstill.

a.    Deutsch hereby irrevocably and unconditionally agrees that, from and after the Restated Effective Date and until the Standstill Termination Date (as defined below), Deutsch shall not, and shall cause his Affiliates (as defined in the Stockholders’ Agreement), legal counsel, financial advisors, bankers, consultants and their respective agents (“Representatives”) acting on behalf of Deutsch in taking such actions not to effect or participate in, or announce any intention to effect or participate in any acquisition, sale or disposition of any securities (or beneficial ownership thereof) or rights or options to acquire any securities (or beneficial ownership thereof) of the Company other than engaging in (i) any sale of Shares or other Liquidity Transaction approved by the Board or (ii) any Exempt Transfer (as defined in the Stockholders’ Agreement); provided, that, in the case of an Exempt Transfer, such transferee agrees to become bound by the covenants set forth in this Section 1 (the “Standstill Covenant”) in the same manner as Deutsch in accordance with the terms of this Agreement.

b.    Deutsch further acknowledges and agrees that, from and after the Restated Effective Date until the Standstill Termination Date, the Company and its Representatives may solicit investments from third parties to facilitate a Liquidity Transaction, including an alternative transaction to the Business Combination Agreement, if the Business Combination Agreement is terminated (“Alternative Transaction”). Deutsch shall reasonably cooperate with such efforts and shall enter into a definitive agreement with the Company, the other Stockholders and/or any other bona fide, creditworthy investor identified by the Company to consummate such a Liquidity Transaction or Alternative Acquisition, as applicable; provided, that (i) such Liquidity Transaction or Alternative Acquisition, as applicable, is based upon an equity valuation of the Company that is at least equal to $500 million (the “Exit Value”); provided, that the Company shall not, and shall not permit or cause any of its Affiliates to, repurchase, redeem or otherwise acquire any shares of Common Stock of any Stockholder at a price per share greater than the per share value at the Exit Value, prior to the first to occur of the sale of all of the Shares at the Exit Value and the Standstill Termination Date; (ii) such Liquidity Transaction results in the sale of all of the Shares for cash and equity consideration, payable upon the closing of such Liquidity Transaction, comprised of (A) cash to Deutsch in a minimum amount of at least $100 million, with the remaining proceeds allocated among the Stockholders participating in such transaction on a pro rata basis and (B) to the extent the total consideration for the Shares that are transferred or disposed by Deutsch exceeds such minimum amount set forth in clause (A), the remainder of such consideration may be comprised of marketable securities that are listed on the New York Stock Exchange (Big Board) or the Nasdaq Stock Market, that are not subject to any statutory, regulatory, contractual, or other hold period or resale restriction, other than a customary lock up following the closing of such transaction that is no more restrictive than the lock up applicable to Gilchrist in such Liquidity Transaction (“Marketable Securities”); (iii) Deutsch shall not be required to make any representations or warranties in connection with such Liquidity Transaction or Alternative Acquisition, as applicable (other than typical selling shareholder representations, such as title to the Shares being conveyed free and clear of all liens and customary due authority, no-conflict and enforceability representations and warranties relating only to Deutsch in respect of his sale of the Shares) or otherwise provide any representations or become bound by any terms or conditions not required to be made by the other Stockholders; (iv) Deutsch shall receive the same form, amount and type of consideration payable to the other Stockholders, if any, participating in such Liquidity Transaction or Alternative Acquisition, as applicable, determined on a per share, as converted to Common Stock basis, and Deutsch shall be entitled to registration rights with respect to any equity securities issued to Deutsch in reliance upon any exemption from registration under the Securities Act of 1933, as amended, on the same basis as the other Stockholders, if any, participating in such Liquidity Transaction or Alterative Acquisition, as applicable; (v) the liability of Deutsch and any other Stockholder participating in such Liquidity Transaction or Alternative Acquisition, as applicable, to the purchaser or acquirer for indemnification, if any, following the closing of such Liquidity Transaction or Alternative Transaction, as applicable, for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Liquidity Transaction or Alternative Transaction, as applicable, shall be several and not joint and such liability shall not exceed the amount of consideration paid to such Stockholder in connection with such Liquidity Transaction or Alternative Transaction, as applicable; (vi) Deutsch shall not be required to enter into or become bound by any non-compete, non-solicit or other restrictive covenants in addition to or which have terms that are more restrictive in any manner, whether as to scope, duration or otherwise, than those set forth in this Agreement and (vii) Liquidity Transaction or Alternative Transaction, as applicable, is completed by November 15, 2020.

c.    In furtherance of the foregoing covenants and agreements, each of Gilchrist and the Investor hereby waives any and all co-sale rights and related notice requirements, including those rights arising under Section 6.4 of the Stockholders’ Agreement, with respect to a sale of the Shares by Deutsch in a Liquidity Transaction or Share Disposition.

d.    The Standstill Covenant shall terminate upon the first to occur of (i) the execution of definitive written agreement by the Company to enter into any transaction, or series of transactions that would result in a Liquidity Transaction and/or the disposition of all of the Shares (a “Definitive Liquidity Agreement”), (ii) the expiration or termination of any Definitive Liquidity Agreement (excluding the Business Combination Agreement), (iii) any bankruptcy event shall occur with the respect to the Company, including the Company voluntarily be adjudicated as bankrupt or insolvent; the Company shall consent to, or not contest, the appointment of a receiver or trustee for the Company or for all or any part of its property; the Company shall file a petition seeking relief under the bankruptcy, rearrangement, reorganization or other debtor relief laws of the United States or any state or any other competent jurisdiction or the Company shall make a general assignment for the benefit of its creditors, and (iv) November 15, 2020, or such later date as Deutsch and the Company may mutually agree (the date on which the Standstill Covenant terminates, the “Standstill Termination Date”).

2.	Sale Cooperation.

a.    In consideration for the Standstill Covenant and the releases, covenants and agreements set forth herein, the Company hereby agrees that, from and after the earlier of (i) the Standstill Termination Date and (ii) the termination or expiration of any Definitive Liquidity Agreement (excluding the Business Combination Agreement), the Company shall, and shall cause each of its subsidiaries and Affiliates to, reasonably cooperate with Deutsch in his efforts to market, sell and dispose of his Shares (a “Share Disposition”), and, in furtherance of the foregoing and notwithstanding anything to the contrary in the Stockholders’ Agreement, the Transaction Bonus Agreement or the Non-Disclosure Agreement, the Company shall:

i.    provide, and shall cause its Affiliates to provide, to Deutsch and his Representatives, information regarding the Company and its subsidiaries, as Deutsch or any potential transferee reasonably identified by Deutsch (each, a “Deutsch Transferee”) shall reasonably request, including, without limitation, audited financial statements for the three preceding fiscal years of the Company, unaudited reviewed financial statements for any interim quarterly period, monthly financial and operating information (including franchise payments, gym enrollment/usage statistics and weekly operating statistics) to the extent then available, and such other information regarding the financial performance, operations, intellectual property and/or legal structure of the Company and its subsidiaries, which information may, notwithstanding any other obligation of confidentiality between Deutsch (in any capacity)

and the Company and/or its affiliates, be disclosed by Deutsch and/or his Representatives to any prospective Deutsch Transferee that enters into a confidentiality agreement with Deutsch with terms and conditions no less favorable to the Company, in the aggregate, than those set forth in the form of agreement attached hereto (the “Confidentiality Agreement”), provided, that any Representative engaged by Deutsch in connection with a Share Disposition shall either be subject to obligations of confidentiality to Deutsch or Deutsch shall enter into a confidentiality agreement with such Representative on customary terms; provided, further, that the Company will not be required to create any information, reports or materials in connection with any request that the Company does not produce in the ordinary course operation of its business or has otherwise created, disseminated or made available to its investors, creditors, financing sources or any of their respective Representatives; provided, further, that neither Deutsch nor his Representatives shall disclose proprietary information to a Competitive Business, directly or indirectly, with respect to the performance or financial metrics of the Company’s franchisees or on a per studio basis without the prior written consent of the Company (which such consent shall not be unreasonably withheld, delayed or conditioned), however, with respect to the final diligence confirmation of a Deutsch Transferee in connection with a bona fide, final offer for a Share Disposition that Deutsch is prepared to accept, Deutsch may disclose such information; provided, further, that notwithstanding any other provision herein, no information regarding the Company or any transaction in which it has engaged or in which it plans to engage that has been publicly disclosed shall constitute confidential information hereunder;

ii.    review and provide comments to any confidential information memorandum or presentation to be provided to any prospective Deutsch Transferee that executes a Confidentiality Agreement based upon and setting forth information included in that certain Registration Statement of the Company confidentially submitted on Form S-1 to the Securities and Exchange Commission (the “Registration Statement”), and use reasonable efforts to identify any material misstatements or material omissions regarding the Company, including in respect of the Company’s current operating performance and any material effects on the Company of the COVID-19 pandemic; provided, that, (A) Deutsch shall be responsible for any information set forth in those materials related to Deutsch, his ownership of the Shares or information related to the performance of the Company of its operations that has not been provided by the Company or otherwise included in the Registration Statement and (B) notwithstanding anything herein to the contrary, the Company acknowledges and agrees that information otherwise included in the Registration Statement may be disclosed to any prospective Deutsch Transferee that has executed a Confidentiality Agreement;

iii.    cooperate, and shall cause its Affiliates and their respective Representatives to cooperate, with any reasonable due diligence investigation and review of the Company and its Affiliates to be undertaken by any such potential Deutsch Transferee that executes a Confidentiality Agreement, including, without limitation, causing the members of senior management of the Company or any such Affiliates to be reasonably available to any such potential Deutsch Transferee and its Representatives for at least two meetings with such Deutsch Transferee, during normal business hours, at the primary business office of the Company, provided, that any out-of-pocket costs actually and reasonably incurred by the Company, its Affiliates and/or Representatives in connection with such efforts once invoiced with supporting documentation (in an aggregate amount not to exceed $50,000), subject to the prior written consent of Deutsch, will be promptly reimbursed by Deutsch;

iv.    deliver to Deutsch any information or reports delivered by the Company to the Investor pursuant to Section 4.1 of the Stockholders’ Agreement promptly following the delivery of such information or reports to the Investor;

v.    subject to such Deutsch Transferee becoming bound by the obligations and restrictions applicable to a Stockholder under the Stockholders’ Agreement, provide such Deutsch Transferee all of the rights of a Stockholder under the Stockholders’ Agreement, except for any rights provided to certain Stockholders in Section 5 of the Stockholders’ Agreement, and customary information rights, co-sale rights, rights of first refusal and pre-emptive rights, in each case, on terms and conditions no more favorable than those provided to the Investor; and

vi.    provide such Deutsch Transferee the right to designate one individual as an observer to the Company’s Board of Directors, if such Deutsch Transferee is not entitled to designate a director to the Company’s Board of Directors; provided, however, that such right will immediately terminate upon the Company becoming subject to the reporting obligations of the Securities Exchange Act of 1934, as amended. Any individual designated as an observer to the Board of Directors will be subject to the same confidentiality obligations, and any other Company policies, applicable to members of the Board and will have the right to attend and observe Board meetings, to receive Board packets or information and to attend committee meetings.

b.    In connection with any Liquidity Transaction or Share Disposition, the Company shall use its reasonable efforts to facilitate the disposition of all of the Shares held by Deutsch or his successors, provided, that such efforts do not materially negatively impact the Company or its operations (for the avoidance of doubt, neither the transfer of Shares to a competitor nor any valuation of the Shares shall be deemed to materially negatively impact the Company or its operations).

3.	Transaction Bonus.

a.    Notwithstanding anything to the contrary in the Transaction Bonus Agreement, the conditions for the payment of the Transaction Bonus shall be deemed to have been fully satisfied upon the execution and delivery of this Agreement.

b.    The Company shall pay, or cause to be paid, the Transaction Bonus to Deutsch by wire transfer of readily available funds within four (4) business days of the execution of this Agreement, which payment shall be made concurrently with the purchase and sale of the Shares in connection with the closing of the Alternative Transaction.

4.	F45 Westside and Group Training.

a.    The Parties acknowledge and agree that without admitting any culpability, liability or any obligation, F45 Westside LLC, a Delaware limited liability company (“F45 Westside”), entered into an agreement with Deutsch and Gilchrist to document their agreement for the payment of all amounts due under that certain settlement agreement entered into by F45 Westside on March 5, 2020 with respect to certain claims by Samantha Mancine (the “Settlement Agreement”) in the form attached hereto (the “F45 Agreement”).

b.    The Parties acknowledge and agree that Deutsch and Gilchrist consummated the sale of the equity interests held by Deutsch in Group Training, LLC, a Delaware limited liability company (“Group Training”), concurrently with the execution of the Original Agreement in accordance with the terms and conditions set forth in the Membership Interest Purchase Agreement by and between Deutsch and Gilchrist, dated as of the date hereof (the “Group Training Purchase Agreement”). Upon the closing of the sale of Deutsch’s interests in Group Training pursuant to the Group Training Purchase Agreement, the Company and its affiliates released, terminated and waived all obligations of Deutsch and his affiliates in their respective capacities as a principal, founder, guarantor, owner, employee or participant of Group Training or any of its subsidiaries under any franchise agreement entered into by Group Training or any of its subsidiaries, including any obligations of confidentiality and any non-competition and non-solicit provisions provided for therein.

c.    Concurrently with the execution of this Agreement, Deutsch and Gilchrist shall enter into that certain Deed of Settlement and Release, dated as of the date hereof, by and among Deutsch, Gilchrist, Ryan Cutler, Rollex Health Pty Ltd, and the other parties thereto.

5.	Mutual Release.

a.    The parties acknowledge and agree that as a material inducement to the Company to enter into this Agreement, effective as of the Effective Date, Deutsch (on behalf of himself and his successors and assigns) hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely, irrevocably and immediately remised, released and discharged the Company, Gilchrist and the Investor and each of their respective Affiliates, managers, predecessors, assigns and successors (collectively, the “Company Released Persons”) from and with respect to any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (a “Losses”) of whatever kind or nature to the extent arising on or prior to the Effective Date, whether at law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which Deutsch now has, or has ever had or may hereafter have against any of the Company Released Person occurring at any time on or prior to the Effective Date in connection with (i) the acquisition, ownership, transfer, sale or disposition of the Shares, and (ii) Deutsch’s acts or omissions in his capacity as a Stockholder, Founder, director or employee of the Company or its Affiliates, including in connection with the termination of his service as a director and employee (the “Deutsch Released Claims”); provided, that the Deutsch Released Claims shall not include (A) any claims pursuant to this Agreement, the Transaction Bonus Agreement, the Non-Disclosure Agreement, the Settlement Agreement (until such time as all obligations under this agreement have been satisfied), the F45 Agreement or the Group Training Purchase Agreement, including the right to enforce such agreements in accordance with their respective terms, (B) any rights to be indemnified, exculpated or held harmless arising under any indemnification agreement, the Stockholders’ Agreement or bylaws, charter, certificate of incorporation, certificate of formation or any other organizational documents of the Company or any of its Affiliates, or any insurance policy of the Company or any of its Affiliates for the benefit of any current or former director, officer, manager or employee of the Company or its Affiliates and (C) any claims that may not be released as a matter of law. It is the intention of Deutsch that such release of the Deutsch Released Claims shall be effective as a bar to each and every demand and proceeding hereinabove specified and in furtherance of such intention, and Deutsch, herby expressly waives, effective as of the Effective Date, any and all rights and benefits conferred upon Deutsch under applicable law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and proceedings, if any, as those relating to any other demands and proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this Section 5a.

b.    The parties acknowledge and agree that as a material inducement to Deutsch to enter into this Agreement, effective as of the Effective Date, each of (x) Gilchrist and the Investor, in each case, on behalf of such Stockholder and such Stockholder’s Affiliates, managers, predecessors, successors and assigns, and (y) the Company, on behalf of itself and each of its Affiliates, managers, predecessors, assigns and successors (the persons identified in clauses (x) and (y), the “Company Parties”), hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely, irrevocably and immediately remised, released and discharged Deutsch and each of his assigns and successors (collectively, the “Deutsch Released Persons”) from and with respect to any and all Losses of whatever kind or nature to the extent arising on or prior to the Effective Date, whether at law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which any Company Party now has, or has ever had or may hereafter have against any of the Deutsch Released Persons occurring at any time on or prior to the Effective Date in connection with (i) the acquisition, ownership, transfer, sale or disposition of the Shares, and (ii) Deutsch’s acts or omissions in his capacity as a Stockholder, Founder, director or employee of the Company or its Affiliates, including in connection with the termination of his service as a director and employee (the “Company Released Claims”); provided, that the Company Released Claims shall not include (A) any claims pursuant to this Agreement, the Transaction Bonus Agreement, the Non-Disclosure Agreement, the Settlement Agreement (until such time as all obligations under this agreement have been satisfied), the F45 Agreement or the Group Training Purchase Agreement, including the right to enforce such agreements in accordance with their respective terms, and (B) any claims that may not be released as a matter of law. It is the intention of Company that such release of the Company Released Claims shall be effective as a bar to each and every demand and proceeding hereinabove specified and in furtherance of such intention, and Company, herby expressly waives, effective as of the Effective Date, any and all rights and benefits conferred upon such any Company Party under applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and proceedings, if any, as those relating to any other demands and proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this Section 5b.

c.    Each Party hereunder, including each of the Company Parties, knowingly and voluntarily hereby expressly waived any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code (“Section 1542”), or any similar law enacted in any other jurisdiction, and expressly consents that the releases contained in Section 5(a) and 5(b) herein shall be given full force and effect according to each and all of its express terms and conditions, including those relating to waiving and releasing all claims, whether now known or unknown, suspected, or unsuspected, and whether or not concealed or hidden. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

d.    Each of the Parties hereunder, including each of the Company Parties, acknowledged that his or its own legal counsel has explained the effect and importance of the provisions of Section 1542, and of a waiver of the provisions of Section 1542. With this knowledge and understanding, each of the Parties, including each of the Company Parties, waives and relinquishes any rights or benefits that he or it has or might have under Section 1542. Each of the Parties, including each of the Company Parties, acknowledge that he or it is aware that he or it might hereafter discover facts in addition to or different from those which he or it now know or believe to be true with respect to the subject matter of this Agreement, but it is each Party’s intention, including each of the Company Parties, hereby to fully and finally forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, arising out of, based upon, or relating to, any and all claims, and it is the each Party’s intention, including each of the Company Parties, that the releases contained in Sections 5(a) and 5(b) herein shall remain in effect as full and complete general releases, notwithstanding discovery of, or the existence of, any such additional or different facts.

6.	Non-Compete.

a.    From and after the Effective Date, Deutsch hereby agrees not to compete with any products or services offered by the Company as of the Effective Date in any geography in which the Company operated as of such date, in each case as described in the “Business” section of the Registration Statement attached as Schedule A hereto (any such business, a “Competitive Business”) for a period commencing on the Effective Date and concluding on (i) June 24, 2023, if all of the Shares have been sold for cash prior to the Standstill Termination Date at the Exit Value in accordance with the requirements set forth in Section 1b (a “Full Sale Event”), or (ii) the Standstill Termination Date, if a Full Sale Event has not been consummated prior to the Standstill Termination Date.

b.    Notwithstanding the foregoing, none of (i) the offering, marketing, sale or distribution of (A) coffee, pill, juice and powder supplement products used for inflammation and anti-aging, that do not contain protein, or (B) any anti-aging treatments, infrared treatment, intravenous fluid drip treatment, spa services, sauna, bath, tanning, light therapy, compression, cryogenic, inflammation testing or massage services, or (ii) sale of franchises or equity interests in any such businesses providing such services, constitute a Competitive Business.

c.    Notwithstanding the foregoing, nothing herein shall prohibit Deutsch directly or indirectly, through an Affiliate or otherwise, from (i) owning, acquiring, holding and/or disposing of any investment, directly or indirectly, comprising not more than five percent (5%) of the fully-diluted equity interests of any publicly traded or privately held entity engaged in the Competitive Business, (ii) performing any services for the Company or any of its subsidiaries, (iii) the ownership of any interest in any private equity, venture capital or other investment fund that is managed by a third party investment manager, so long as Deutsch has no participation in the governance or operation of such investment fund with respect to any Competitive Business, or (iv) owning, acquiring, holding and/or disposing of any equity interests, directly or indirectly, in any entity that issues such interests in respect of the Shares whether pursuant to a Liquidity Transaction or Share Disposition.

7.	Transfer of Intellectual Property.

a.    Deutsch agrees to transfer and assign to the Company the patents currently held by Fitness Engineers Pty. Ltd. listed on the attached Schedule B (the “Patents”) and any rights to any patent applications, provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents with respect to the Patents and all rights to enforce the foregoing Patents, free and clear of all liens and encumbrances, concurrently with the consummation of Full Sale Event.

b.    The obligations of Deutsch to transfer the Patents shall terminate on the Standstill Termination Date unless a Full Sale Event has been consummated on or prior to the Standstill Termination Date.

8.	Representations and Warranties.

a.    The Company hereby represents and warrants to each Stockholder party to this Agreement as follows:

i.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (A) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, (B) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to the Company, (C) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company, (D) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the organizational documents of the Company or the Stockholders’ Agreement or (E) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the Business Combination Agreement, the Support Agreement, any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company.

ii.    The Company has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Company.

iii.    This Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with their respective terms, except as may be limited or otherwise affected by (A) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (B) principles of equity, whether considered at law or equity.

iv.    The Company has not entered into any agreement to, and does not have any obligation to, acquire, redeem, purchase or otherwise acquire any of the shares of any Stockholder at a price or on terms that are more favorable in any respect than the price and terms contemplated by this Agreement.

b.    Each Stockholder party to this Agreement hereby represents to the Company as follows:

i.    The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (A) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, court or governmental agency or body, domestic or foreign, having jurisdiction over such Stockholder, (B) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (C) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Stockholder, (D) if such Stockholder is an entity, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under the organizational documents of such Stockholder or (E) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound or to which any of the property or assets of such Stockholder is subject, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Stockholder to consummate the transactions contemplated hereby.

ii.    Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

iii.    This Agreement has been duly authorized, executed and delivered by such Stockholder and are enforceable against such Stockholder in accordance with their respective terms, except as may be limited or otherwise affected by (A) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (B) principles of equity, whether considered at law or equity.

9.	Governing Law.

a.    This Agreement shall be interpreted, construed, and governed according to the laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) which could require the application of the laws of any state or jurisdiction other than the laws of the State of California.

b.    Each Party hereby expressly consents to the personal jurisdiction and venue in the state and federal courts located in Los Angeles County in the State of California for any lawsuit filed there against such party arising from or related to this Agreement.

10.	Specific Performance; Remedies Cumulative.

a.     The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, without bond and without prejudice to any other rights and remedies that such Party may have with respect to any breach of this Agreement.

b.     All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. Each Party agrees that no failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and that the waiver from time to time by any Party of any of its rights or the failure of any Party to exercise any remedy will not operate or be construed as a continuing waiver of same or of any other rights or remedies provided in this Agreement.

11.	Miscellaneous.

a.     This Agreement shall be binding upon and shall inure to the benefit of any successor of the Parties. This Agreement, the Transaction Bonus Agreement and the Non-Disclosure Agreement constitute the entire agreement and understanding between and among the Parties with respect to the subject matter hereof, and supersedes any other prior written or oral agreement or understandings between and among the Parties with respect to the subject matter hereof (including the Original Agreement and the First Amendment).

b.     This Agreement may be executed in two or more counterparts (and may be executed and delivered via facsimile in two or more counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c.     All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, or (v) via email upon acknowledgment of receipt. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section):

i.	If to Deutsch:

Robert B. Deutsch

Email- rob_deutsch@hotmail.com

Together with a copy (which shall not constitute notice) to:

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention: Joshua A. Kaufman, Esq., josh.kaufman@cooley.com

David I. Silverman, Esq., dsilverman@cooley.com

ii.	If to Gilchrist:

Adam Gilchrist

Email- adam.j.gilchrist@gmail.com

Together with a copy (which shall not constitute notice) to:

Weinberg Gonser LLP

10866 Wilshire Blvd., Suite 1650

Los Angeles, CA 90024

Attention: Shahrokh Sheik, Esq., shahrokh@weinberg-gonser.com

iii.	If to the Investor:

FOD Capital LLC

7009 Shrimp Road, Suite 4

Key West, FL 33040

Attention: Michael Raymond, mraymond@fodcapital.com

Together with a copy (which shall not constitute notice) to:

Dickinson Wright PLLC

2600 W. Big Beaver Rd.

Suite 300

Troy, MI 48084

Attention: Dana L. Ulrich

iv.	If to the Company:

F45 Training Holdings Inc.

236 California Street

El Segundo, California 90245

Attention: Legal Department, legal@f45hq.com

d.     No modification of or amendment to this Agreement shall be valid unless in a document signed by both Parties hereto and referring specifically to this Agreement and stating the Parties’ intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a document signed by the Parties sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

e.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, provided, however, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

f.     Each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement. The provisions of this Agreement are the result of negotiations between the parties. Accordingly, this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or any of his or its professional advisors participated in its preparation.

Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

F45 TRAINING HOLDINGS, INC.

By:	/s/ Adam Gilchrist
Name: Adam Gilchrist
Title: Chief Executive Officer

ROBERT B. DEUTSCH

/s/ ROBERT B. DEUTSCH

ADAM GILCHRIST

/s/ ADAM GILCHRIST

MWIG LLC

By:	FOD Capital LLC, its Manager

By:	/s/ Michael Raymond
Name: Michael Raymond
Title: Manager